Exhibit 10.1

CREDIT AGREEMENT

by and between

PROTO LABS, INC.

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

Dated as of November 27, 2017

i

ii

SCHEDULES

Schedule	Contents

Schedule 4.6	Litigation and Contingent Liabilities Disclosure
Schedule 4.8	Environmental Disclosure
Schedule 4.15	Subsidiaries Disclosure
Schedule 6.1	Permitted Investments
Schedule 6.3	Existing Indebtedness
Schedule 6.4	Permitted Liens

EXHIBITS

Exhibit	Contents

A	Form of Revolving Note

B	Form of Compliance Certificate

iii

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, together with all exhibits and schedules attached hereto and hereby made a part hereof (“Agreement”), is made as of November 27, 2017, by and among PROTO LABS, INC., a Minnesota corporation (the “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Lender”).

RECITALS

The Borrower has requested that the Lender extend or continue credit to Borrower as described below, and the Lender is willing to grant such request on the terms and conditions set forth herein.

NOW THEREFORE, the parties agree as follows:

Article 1.
DEFINITIONS AND ACCOUNTING TERMS

Section 1.1     Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

“Advance” means each advance made under Section 2.1 hereof with respect to the Revolving Loan Commitment.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through a purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Advance Date” means the date of the making of any Advance hereunder.

“Affiliate” or “Affiliates” means with respect to any Person (a) each Person that is directly or indirectly controlling, controlled by, or under common control with such Person; (b) each Person that, directly or indirectly owns or holds fifteen percent (15%) or more of any equity interest in such Person; or (c) fifteen percent (15%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding the foregoing, neither Lender nor any of its Affiliates shall be considered an Affiliate of the Borrower or any of its Domestic Subsidiaries.

“Agreement” means this Credit Agreement, as it may be amended, modified, supplemented, restated or replaced from time to time.

“Anti-Terrorism Laws” has the meaning assigned thereto in Section 4.18

“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Business Day” means any day (other than a Saturday, Sunday or legal holiday in the State of Minnesota) on which national banks are permitted to be open in Minneapolis, Minnesota.

“Capital Lease” means any lease of any property by the Borrower or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries. Notwithstanding the foregoing, any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) a Capital Lease under GAAP as in effect on the date of this Agreement, shall not be treated as a Capital Lease solely as a result of the adoption after the date of this Agreement of changes in GAAP described in the Accounting Standards Update to Leases (Topic 842) issued by the Financial Accounting Standards Board in February 2016.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.

“Change in Control” means an event or series of events by which: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Capital Stock that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than thirty percent (30%) of the Capital Stock of the Borrower entitled to vote in the election of members of the board of directors (or equivalent governing body) of Borrower or (ii) a majority of the members of the board of directors (or other equivalent governing body) of Borrower shall not constitute Continuing Directors.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute, together with regulations thereunder.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) Consolidated Net Income for such period plus (b) the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income for such period: (i) income and franchise taxes paid during such period, (ii) Consolidated Interest Expense for such period, and (iii) amortization, depreciation and other non-cash charges for such period (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future), (iv) extraordinary losses during such period (excluding extraordinary losses from discontinued operations), (v) reasonable out-of-pocket fees, costs and expenses relating to Permitted Acquisitions (including the Rapid Manufacturing Acquisition), Investments, Indebtedness, securities offerings and Permitted Dispositions, including but not limited to advisory fees and financing costs, and (vi) plus any losses and less any gains related to foreign exchange to the extent agreed between the Borrower and the Lender, less (c) interest income and any extraordinary gains during such period. For the purposes of calculating Consolidated EBITDA during periods in which the Borrower or any Subsidiary shall have made a Permitted Acquisition or a Permitted Disposition, Consolidated EBITDA shall be calculated including the property or Person either acquired or disposed of in such Specified Transaction as of the date such Specified Transaction occurred unless the Borrower and the Lender otherwise expressly agree.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis, without duplication, in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Borrower and its Subsidiaries for any period, there shall be excluded (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which the Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to the Borrower or any of its Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or any of its Subsidiaries or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a), and (c) the net income (if positive) of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Borrower or any of its Subsidiaries of such net income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary but only to the extent of such prohibition.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Funded Debt on such date to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Continuing Directors” means, during any period of 24 consecutive months after the date of this Agreement, individuals (i) who were members of the board of directors (or equivalent governing body) of the Borrower at the beginning of such 24 month period, or (ii) whose election or nomination for election to the board of directors (or equivalent governing body) of the Borrower was approved by a vote of a majority of the then Continuing Directors.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Parties” or “Credit Parties” means, individually and collectively, the Borrower and the Guarantors.

“Default” means any event which, with the giving of notice to the Borrower or lapse of time, or both, would constitute an Event of Default.

“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a)  matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than contingent indemnification obligations and Letters of Credit) that are accrued and payable, the termination, expiration or cash collateralization of all Letters of Credit and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than contingent indemnification obligations and Letters of Credit) that are accrued and payable, the termination, expiration or cash collateralization of all Letters of Credit and the termination of the Revolving Loan Commitment), in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 91 days after the Termination Date; provided, that if such Capital Stock is issued pursuant to a plan for the benefit of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” and “$” means dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person who together with any Credit Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure with respect to any Plan to satisfy the “Minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or an ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of withdrawal liability under Section 4201 of ERISA or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” means any event described in Section 7.1.

“Funded Debt” means, as of any date of determination with respect to the Borrower and its Subsidiaries on a Consolidated basis without duplication, the sum of all Indebtedness of the Borrower and its Subsidiaries (other than any intercompany Indebtedness).

“GAAP” means generally accepted accounting principles as applied in the preparation of the audited financial statement of the Borrower referred to in Section 4.5; provided, to the extent any change in GAAP affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made as if such change in GAAP had occurred if the Borrower and Lender agree in writing on an adjustment to such computation or determination to account for such change in GAAP.

“Guarantors” means, collectively, PL-US International, LLC, a Delaware limited liability company, and each other Domestic Subsidiary that shall become a Guarantor as required by Section 5.11 hereof.

“Guaranties” means, collectively, each and every Guaranty executed by a Guarantor in favor of Lender, in form and substance acceptable to Lender, as such Guaranty may hereafter be amended, modified, or replaced from time to time.

“Guaranty Obligation” means, with respect to the Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

“Hedge Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include Lender or any Affiliate of Lender).

“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:

(a)     all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b)     all obligations to pay the deferred purchase price of property or services of any such Person (excluding all obligations under non-competition, earn-out or similar agreements and customary post-closing purchase price adjustments), except trade payables and accrued expenses arising in the ordinary course of business not more than ninety (90) days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person;

(c)     the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d)     all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(e)     all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payable arising in the ordinary course of business), whether or not such Indebtedness shall have been assumed by such Person or is limited in recourse;

(f)     all obligations, contingent or otherwise, of such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, and banker’s acceptances issued for the account of such Person;

(g)     all obligations of such Person in respect of Disqualified Capital Stock;

(h)     all net obligations of such Person under any Hedge Agreements; and

(i)     all Guaranty Obligations of such Person with respect to any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

“Investment” means, with respect to any Person, that such Person (a) purchases, owns, invests in or otherwise acquires (in one transaction or a series of transactions), directly or indirectly, any Capital Stock, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, (b) makes any Acquisition or (c) makes or permits to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person.

“Letter of Credit” means any letter of credit issued by Lender on the application of the Borrower.

“Letter of Credit Obligations” means, as of any date of determination, the sum of (a) the amount available to be drawn under Letters of Credit outstanding on such date, (b) the aggregate amount of Unpaid Drawings on such date, and (c) to the extent not included in the foregoing, all accrued and unpaid interest, fees and expenses with respect thereto.

“Lien” means any security interest, mortgage, pledge, lien, hypothecation, judgment lien or similar legal process, charge, encumbrance, title retention agreement or analogous instrument or device (including, without limitation, the interest of the lessors under capital leases and the interest of a vendor under any conditional sale or other title retention agreement).

“Loan Documents” means this Agreement, the Revolving Note, and each other instrument, document, guaranty, security agreement, mortgage, or other agreement executed and delivered by the Borrower, any Credit Party, any Domestic Subsidiary or any other party in connection with this Agreement, the Loans, the Letters of Credit, any Hedge Agreement, any treasury management agreement, or any other financial accommodations extended by the Lender or in connection with any collateral now or hereafter securing the Indebtedness, in each case, including any amendment, waiver, supplement or other modification to any of the foregoing.

“Loans” means the Revolving Loan and all Advances thereunder.

“Marketable Securities” means any of the following:

(a)     direct obligations of, or obligations the principal and interest on which are unconditionally guaranteed by, the United States of America or obligations of any agency of the United States of America to the extent such obligations are backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;

(b)     certificates of deposit, time or demand deposit accounts or bankers acceptances maturing within one year from the date of acquisition thereof issued by a commercial bank or trust company organized under the laws of the United States of America or a state thereof or that is Lender, provided that (i) such deposits or bankers acceptances are denominated in Dollars, (ii) such bank or trust company has capital, surplus and undivided profits of not less than $100,000,000 and (iii) such bank or trust company has certificates of deposit or other debt obligations rated at least A-1 (or its equivalent) by S&P or P-1 (or its equivalent) by Moody’s;

(c)     open market commercial paper maturing within 360 days from the date of acquisition thereof issued by a corporation organized under the laws of the United States of America or a state thereof, provided such commercial paper is rated at least A-1 (or its equivalent) by S&P or P-1 (or its equivalent) by Moody’s;

(d)     any repurchase agreement entered into with a commercial bank or trust company organized under the laws of the United States of America or a state thereof or that is Lender, provided that (i) such bank or trust company has capital, surplus and undivided profits of not less than $100,000,000, (ii) such bank or trust company has certificates of deposit or other debt obligations rated at least A 1 (or its equivalent) by S&P or P-1 (or its equivalent) by Moody’s, (iii) the repurchase obligations of such bank or trust company under such repurchase agreement are fully secured by a perfected security interest in a security or instrument of the type described in clause (a), (b) or (c) above, and (iv) such security or instrument so securing the repurchase obligations has a fair market value at the time such repurchase agreement is entered into of not less than 100% of such repurchase obligations;

(e)     shares of any money market mutual or similar fund that has all or at least 95% of its assets invested continuously in investments satisfying the requirements of clauses (a) through (d) of this definition;

(f)     securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A2 by Moody’s; and

(g)     other readily marketable investments made pursuant to the Borrower's Investment Policy and Guidelines as approved and modified from time to time by Borrower’s board of directors.

“Material Adverse Effect” means, with respect to the Borrower and its Subsidiaries, (a) a material adverse effect on the properties, business, operations or condition (financial or otherwise) of such Persons, taken as a whole, (b) a material impairment of the ability of any such Person to perform its obligations under the Loan Documents to which it is a party, (c) a material impairment of the rights and remedies of the Lender under any Loan Document or (d) a material impairment of the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party.

“Maximum Line Amount” means Thirty Million Dollars ($30,000,000), subject to adjustment as set forth in Section 2.8 hereof.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA to which any Credit Party or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding seven (7) years.

“Obligations” means all of Borrower’s and each Guarantor’s liabilities, obligations, and other Indebtedness to Lender of any and every kind and nature under or with respect to the Loan Documents, whether heretofore, now or hereafter owing, arising, due or payable and howsoever evidenced, created, incurred, acquired, or owing, whether individually or collectively, direct or indirect, joint or several, absolute or contingent, primary or secondary, fixed or otherwise (including obligations of performance) and whether arising or existing under written agreement, oral agreement or operation of law, including, without limitation, all of Borrower’s reimbursement obligations, whether contingent or liquidated, with respect to any Letter of Credit and all of Borrower’s and each Guarantor’s other Indebtedness and obligations to Lender under or in respect of this Agreement, the other Loan Documents and any Hedge Agreement between Borrower and Lender or an Affiliate of Lender.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“PBGC” means the Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.

“Pension Plan” means any employee benefit plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which is maintained, funded or administered for the employees of any Credit Party or any ERISA Affiliate.

“Permitted Acquisition” means any proposed Acquisition that complies with the following terms and conditions:

(a)     if acquiring a business entity, such business entity must be (i) in the same or related line of business as the Borrower or any Subsidiary or a line of business incidental or complimentary thereto, and (ii) a corporation, limited liability company, partnership or similar entity;

(b)     after giving effect to such Acquisition and the incurrence of any Indebtedness in connection therewith, (i) no Default or Event of Default shall exist, (ii) the Borrower shall be in compliance on a Pro-Forma Basis with the financial covenants set forth in Section 5.2 hereof recomputed for the most recently ended month for which information is available regarding the business being acquired, and for all periods following the consummation of the proposed Acquisition for which projections have been prepared, based on the projected combined operating results of the targeted business and of the Borrower and its then-existing Domestic Subsidiaries, each on a consolidated basis, and (iii) the Borrower shall be in material compliance with all other terms and conditions contained in this Agreement;

(c)     for any Acquisition of capital stock or other equity interests of a Person that becomes a Domestic Subsidiary of Borrower, Borrower shall cause such Person (together with, if applicable, any Domestic Subsidiary of Borrower used to acquire such equity interest) to be in compliance with the requirements, and to become a Guarantor hereunder by executing and delivering a Guaranty and documents of the nature of those, described in Section 3.1(a)(ii) through (xii) for any Guarantor, if applicable, each in form and substance acceptable to Lender, together with any related documents and agreements that Lender may request;

(d)     the Revolving Loan availability remaining hereunder (net of the Letter of Credit Obligations), plus the sum of all cash, cash equivalents and Marketable Securities of the Credit Parties maintained on an unconsolidated, Pro-Forma Basis, shall be an amount not less than $20,000,000 after giving effect to such proposed Acquisition;

(e)     the acquired entity and or the assets acquired shall be acquired on a non-hostile basis;

(f)     Borrower shall purchase, or purchase through a Subsidiary, assets of the acquired Person or with respect to the Acquisition of any equity interests, at least 80% of the outstanding ownership interests of such acquired entity; and

(g)     as soon as available, but in any event not less than ten (10) Business Days prior to the consummation of such proposed Acquisition, the Borrower shall have provided prior written notice of such Acquisition to Lender and upon request, shall promptly provide Lender with true, correct and complete copies of all acquisition-related documents, historical financial statements of any acquired entity, together with such other documents, reports, searches, instruments and information as Lender may reasonably request.

“Permitted Disposition” has the meaning assigned thereto in Section 6.2

“Permitted Liens” shall have the meaning given in Section 6.4 hereto.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means any Pension Plan or Multiemployer Plan.

“Pro Forma Basis” means, for purposes of calculating Consolidated EBITDA for any period during which one or more Specified Transactions occurs, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement and (a) all income statement items (whether positive or negative) attributable to the Property or Person disposed of in a Specified Disposition shall be excluded and (b) all income statement items (whether positive or negative as reasonably estimated by Borrower in good faith by a Responsible Officer) attributable to the Property or Person acquired in a Permitted Acquisition shall be included; provided that the foregoing pro forma adjustments may be applied to any such definition, test or financial covenant solely to the extent that such adjustments (i) are reasonably expected to be realized within twelve (12) months of such Specified Transaction as set forth in reasonable detail on a certificate of a Responsible Officer of the Borrower delivered to the Lender and (ii) are calculated on a basis consistent with GAAP and Regulation S-X of the Exchange Act; and provided further that the foregoing pro forma adjustments shall be without duplication of any cost savings or additional costs that are already included in the calculation of Consolidated EBITDA.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Rapid Manufacturing” means The Rapid Manufacturing Group LLC, a New Hampshire limited liability company.

“Rapid Manufacturing Acquisition” means the Borrower’s purchase of all of the capital stock of Rapid Manufacturing, as further set forth in the Rapid Manufacturing Acquisition Agreement.

“Rapid Manufacturing Acquisition Agreement” means that certain Membership Interest Purchase Agreement dated November 16, 2017, by and between Borrower, Rapid Manufacturing and the sellers party thereto.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means, as to Borrower and each ERISA Affiliate, (i) a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and Section 302 of ERISA shall be a reportable event regardless of the issuance of any such waivers in accordance with Section 412(d) of the Code, (ii) the withdrawal of Borrower or any ERISA Affiliate from a Plan in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed to be a “substantial employer” under Section 4062(e) of ERISA, (iii) the termination of a Plan, the filing of notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings to terminate a Plan by the PBGC, (v) the partial or complete withdrawal from a Plan by Borrower or any ERISA Affiliate, (vi) the imposition of a Lien on any property of Borrower or any ERISA Affiliate, pursuant to IRC Section 412 or Section 302 of ERISA, (vii) the reorganization of a Multiemployer Plan, and (viii) any event or condition which results in the termination of a Plan, or the institution by the PBGC of proceedings to terminate a Plan.

“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, chief accounting officer, controller or treasurer of such Person or any other officer of such Person designated in writing by the Borrower and reasonably acceptable to the Lender. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Payments” shall have the meaning set forth in Section 6.6.

“Revolving Loan Commitment” shall have the meaning given in Section 2.1(a).

“Revolving Loan” shall have the meaning given in Section 2.1(a).

“Revolving Note” shall have the meaning given in Section 2.1(a).

“S&P” means Standard & Poor’s Ratings Services, a division of S&P Global and any successor thereto.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, (b) a Person named on the lists maintained by the United Nations Security Council available at http://www.un.org/sc/committees/list_compend.shtml, or as otherwise published from time to time, (c) a Person named on the lists maintained by the European Union available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm, or as otherwise published from time to time, (d) a Person named on the lists maintained by Her Majesty’s Treasury available at http://www.hm-treasury.gov.uk/fin_sanctions_index.htm, or as otherwise published from time to time, or (e) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Specified Disposition” means any disposition of all or substantially all of the assets or a majority or more of the Capital Stock of any Subsidiary of the Borrower or any division, business unit, product line or line of business.

“Specified Transactions” means (a) any Specified Disposition, and (b) any Permitted Acquisition.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

“Termination Date” means the earliest of (a) November 30, 2019, (b) the date on which the Revolving Loan Commitment is terminated pursuant to Section 2.8 hereof, or (c) the date on which the Revolving Loan Commitment is terminated pursuant to Section 7.2 hereof.

“Total Outstandings” means as of any date of determination, the sum of (a) the aggregate unpaid principal balance of the Revolving Note outstanding on such date and (b) the Letter of Credit Obligations.

“Unpaid Drawing” means any amount by which the Borrower has failed to reimburse Lender for the full amount of any drawing on a Letter of Credit by 11:30 a.m. on the date on which Lender in its notice indicated that it would pay such drawing, until reimbursed from the proceeds of an Advance pursuant to Section 2.2.

Section 1.2     Accounting Terms and Calculations. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder (including, without limitation, determination of compliance with financial ratios and restrictions in Article 5 and Article 6 hereof) shall be made in accordance with GAAP consistently applied. Any reference to “consolidated,” “consolidating” and/or “combined” financial terms shall be deemed to refer to those financial terms as applied to the Borrower and its Subsidiaries in accordance with GAAP.

Section 1.3     Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the word “to” or “until” each means “to but excluding.”

Section 1.4     Other Definitional Terms. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, Schedules and like references are to this Agreement unless otherwise expressly provided.

Article 2.
AMOUNT AND TERMS OF CREDIT FACILITIES

Section 2.1     Revolving Loan and Letter of Credit Facilities.

(a)     Revolving Loan Facility. On the terms and subject to conditions hereof, Lender agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time from the date hereof to the Termination Date in an aggregate principal amount at any one time outstanding which, when added to the Letter of Credit Obligations then outstanding, does not exceed the Maximum Line Amount (as the same may be increased or reduced from time to time under the terms of this Agreement, including Section 2.8 hereof, the “Revolving Loan Commitment”). During such period, the Borrower may use the Revolving Loan Commitment by borrowing, prepaying the Revolving Loan in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof and in the Revolving Note.

The Borrower’s obligation to repay advances under the Revolving Loan Commitment shall be evidenced by the Revolving Note (as the same may be amended, supplemented or renewed, the “Revolving Note”) substantially in the form of Exhibit A, all terms of which are incorporated herein by this reference.

Section 2.2     Letter of Credit Subfeature. As a subfeature under the Revolving Loan Commitment, the Lender agrees from time to time during the term hereof to issue or cause an affiliate to issue standby and commercial letters of credit for the account of the Borrower (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Five Million and 00/100 Dollars ($5,000,000.00). The form and substance of each Letter of Credit shall be subject to approval by the Lender, in its sole discretion. Without limiting the foregoing, no Letter of Credit shall have an expiration date subsequent to the Termination Date of the Revolving Loan Commitment except with the prior written consent of the Lender. The undrawn amount of all Letters of Credit shall be reserved under the Revolving Loan Commitment and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by the Lender in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an advance under the Revolving Loan Commitment and shall be repaid by the Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Revolving Loan Commitment are not available, for any reason, at the time any drawing is paid, then the Borrower shall, within one Business Day, pay to the Lender the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by the Borrower, at the rate of interest applicable to advances under the Revolving Loan Commitment. In such event the Borrower agrees that the Lender, in its sole discretion, may debit any account maintained by the Borrower with the Lender for the amount of any such drawing.

If any Letters of Credit shall be outstanding on the expiration or termination of the Revolving Loan Commitment, then upon the request of the Lender, the Borrower shall deposit into a cash collateral account with Lender in immediately available funds the undrawn face amount of all outstanding Letters of Credit, plus reasonably anticipated costs and fees, which amounts shall secure the repayment of all obligations of the Borrower under this Agreement and all related Loan Documents.

Letters of Credit may also be issued for the account and in the name of any Subsidiary provided that the Borrower (and each of the Domestic Subsidiaries as guarantors) will be jointly and severally liable in connection with any such letters of credit and will reduce the availability of the Letter of Credit subfeature by the amount of each such Letter of Credit issued.

Section 2.3     Payments and Prepayments.

(a)     Payments. Payments and prepayments of principal of, and interest on, the Loans and all fees, expenses and other Obligations under the Loan Documents shall be made without setoff or counterclaim in immediately available funds and shall be made in same day funds and delivered to Lender at its main office in Minneapolis, Minnesota, not later than 3:00 P.M. (Minneapolis time) on the dates called for under this Agreement, the Revolving Note and the other Loan Documents. Funds received after such time shall be deemed to have been received on the next Business Day. Whenever any payment to be made hereunder or on the Revolving Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time, in the case of a payment of principal, shall be included in the computation of any interest on such principal payment.

(i)      Revolving Loan. The unpaid principal of the Revolving Note, together with all accrued and unpaid interest thereon and all other Obligations shall be due and payable on the Termination Date.

(ii)     Mandatory Prepayments. The Borrower agrees that the Obligations shall be subject to mandatory prepayment if on any day the Total Outstandings exceed the Revolving Loan Commitment. The Borrower agrees that on any such day, the Borrower shall make a prepayment to the extent of such excess.

(iii)     Optional Prepayments. The Borrower may prepay Advances, in whole or in part, at any time, without premium or penalty, but subject to the notice requirements and payment of any applicable funding losses, interest and other amounts as may be required under terms of the Revolving Note.

(iv)     Application of Payments. With respect to the prepayments described in Subsections 2.3(a)(ii) and (iii), such prepayments shall first be applied to the payment of all outstanding fees, costs and expenses due and payable by the Borrower, then such prepayments shall be applied to reduce the outstanding principal balance of the Revolving Loans in the manner set forth in the Revolving Note. During the continuance of an Event of Default, the Borrower irrevocably waives the right to direct the application of any and all payments and the Borrower hereby irrevocably agrees that Lender shall have the continuing exclusive right to thereafter apply payments in any manner it deems appropriate.

(v)      No Deductions. Any and all payments or reimbursements made hereunder or under the Revolving Note shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto of any nature whatsoever imposed by any taxing authority, excluding such taxes to the extent imposed on Lender’s net income by the jurisdiction in which Lender is organized. If the Borrower shall be required by law to deduct any such amounts from or in respect of any sum payable hereunder to Lender, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, Lender receives an amount equal to the sum it would have received had no such deductions been made.

Section 2.4     Interest. The outstanding principal balance of each credit subject hereto shall bear interest, and the amount of each drawing paid under any Letter of Credit shall bear interest from the date such drawing is paid to the date such amount is fully repaid by the Borrower, at the rate of interest set forth in the Revolving Note or other instrument or document executed in connection therewith, as applicable.

Section 2.5     Fees and Expenses.

(a)     Unused Commitment Fee. The Borrower shall pay to Lender a fee equal to fifteen hundredths of one percent (0.15%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Revolving Loan Commitment commencing on the date hereof to and including the Termination Date, which fee shall be calculated on a quarterly basis by Lender and shall be due and payable by the Borrower in arrears within thirty (30) days after each billing is sent by Lender and on the Termination Date.

(b)     Letter of Credit Fee. For each Letter of Credit issued, the Borrower shall pay to Lender an issuance fee equal to Lender’s then current rate, payable on the date of issuance of the Letter of Credit. The Borrower shall further pay to Lender, a fee in an amount determined by applying a per annum rate equal to one percent (1.00%) to the amount available to be drawn on the Letter of Credit for each month that such Letter of Credit is outstanding, which fee shall be due and payable monthly in arrears on the first day of the immediately following month. In addition to the foregoing fees, the Borrower shall pay to Lender, on demand, all issuance, amendment, drawing and other fees regularly charged by Lender to its letter of credit customers and all out-of-pocket expenses incurred by Lender in connection with the issuance, amendment, administration or payment of any Letter of Credit.

(c)     Expenses and Attorneys’ Fees. Borrower agrees to promptly pay all reasonable and documented out-of-pocket fees, costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Lender in connection with any matters contemplated by or arising out of the Loan Documents, in connection with the examination, review, due diligence investigation, documentation, negotiation, and closing of the transactions contemplated herein and in connection with the continued administration of the Loan Documents, including any amendments, modifications, consents and waivers. Borrower agrees to promptly pay all fees, costs and expenses (including attorneys’ fees and expenses and the allocated cost of internal legal staff) incurred by Lender in connection with any action to enforce any Loan Document or to collect any payments due from Borrower or any other Credit Party, and in connection with the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Lender or any other person) relating to any Credit Party or any other Person.

Section 2.6     Increased Costs. If, as a result of any change in or the adoption of any law, rule, regulation, treaty or directive, or any change in the interpretation or administration thereof, or compliance by Lender with any request or directive (whether or not having the force of law) from any court, central bank, governmental authority, agency or instrumentality, or comparable agency, in each case (x) occurring after the date of this Agreement (provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, implemented or issued), and (y) having general application to financial institutions in the same classification as Lender:

(a)     any tax, duty or other charge with respect to any Loan, the Revolving Note or the Revolving Loan Commitment is imposed, modified or deemed applicable, or the basis of taxation of payments to Lender of interest or principal of the Loans or of any fees payable to Lender hereunder (other than taxes imposed on the overall net income of Lender or franchise taxes) is changed;

(b)     any reserve, special deposit, special assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender is imposed, modified or deemed applicable;

(c)     any increase in the amount of capital required or expected to be maintained by Lender or any Person controlling Lender is imposed, modified or deemed applicable; or

(d)     any other condition affecting this Agreement or the Revolving Loan Commitment is imposed on Lender or the relevant funding markets; and

(e)     Lender determines that, by reason thereof, the cost to Lender of making or maintaining the Loans, issuing the Letters of Credit or maintaining the Revolving Loan Commitment is increased, or the amount of any sum receivable by Lender hereunder or under the Revolving Note in respect of any Loan is reduced;

then, the Borrower shall pay to Lender upon demand such additional amount or amounts as will compensate Lender (or the controlling Person in the instance of (c) above) for such additional costs or reduction (provided that Lender has not been compensated for such additional cost or reduction under the terms of the Revolving Note); provided that the Borrower shall not be obligated to pay (i) any such amount unless Lender shall first have notified the Borrower in writing that it intends to seek compensation pursuant to this Section and (ii) any such amounts which are attributable to any period of time occurring more than 45 days prior to the date of receipt by the Borrower of the notice provided for in the preceding clause (i). Determinations by Lender for purposes of this Section of the additional amounts required to compensate Lender shall be conclusive in the absence of manifest error. In determining such amounts, Lender may use any reasonable averaging, attribution and allocation methods.

Section 2.7     [Reserved.].

Section 2.8     Termination of Revolving Loan Commitment. The Borrower may, at any time, upon not less than three (3) Business Days prior written notice to Lender, reduce the Revolving Loan Commitment, with any such reduction in a minimum amount of $1,000,000, or, if more, in an integral multiple of thereof; provided, however, that the Borrower may not at any time reduce the Revolving Loan Commitment below the Total Outstandings. The Borrower may, at any time, upon not less than three (3) Business Days prior written notice to Lender, terminate the Revolving Loan Commitment in its entirety. Upon termination of the Revolving Loan Commitment pursuant to this Section, the Borrower shall pay to Lender the full amount of all outstanding Advances under the Loans, all accrued and unpaid interest thereon, all unpaid fees, if any, accrued to the date of such termination, and all other unpaid Obligations to Lender under the Loan Documents or with respect to any outstanding Letters of Credit, and provide cash collateral in form and substance acceptable to Lender.

Section 2.9     Use of Revolving Loan Proceeds. The proceeds of the Advances shall be used for the Borrower’s general business purposes in a manner not in conflict with any of the Borrower’s covenants in this Agreement.

Section 2.10     Collection of Payments. Except to the extent expressly specified otherwise in any Loan Document other than this Agreement, Borrower authorizes Lender to collect all amounts due to Lender from Borrower under this Agreement or any other Loan Document (whether for principal, interest or fees, or as reimbursement of drafts paid or other payments made by Lender under any credit subject to this Agreement) by debiting any deposit account maintained by Borrower with Lender for the full amount thereof. Should there be insufficient funds in Borrower’s deposit accounts with Lender to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

Section 2.11    Guaranties. The payment and performance of all indebtedness and other obligations of Borrower to Lender, together with any future extensions of credit of the Lender to any Domestic Subsidiary, shall be guaranteed jointly and severally by the Borrower and each Domestic Subsidiary, as evidenced by and subject to the terms of the Guaranty, and subject further to the terms and provisions of Section 5.11 hereof.

Section 2.12   Rapid Manufacturing Acquisition. Borrower agrees that its consummation of the Rapid Manufacturing Acquisition shall be subject to its satisfaction of the following requirements and conditions as and when required below, together with each other covenant and requirement under this Agreement for Borrower’s consummation of a Permitted Acquisition.

(a)     Deliveries at Closing. Contemporaneously with or prior to the closing of the Rapid Manufacturing Acquisition, Borrower shall have delivered to Lender the following in form and substance acceptable to Lender:

(i)     True, correct and complete copies of the Rapid Manufacturing Acquisition Agreement related to the Rapid Manufacturing Acquisition, duly executed by Borrower, Rapid Manufacturing and the other parties thereto, together with all related sale documents; and

(ii)     Reserved.

(b)     Post-Closing Deliveries. Within 30 days of the consummation of the Rapid Manufacturing Acquisition, Borrower and Rapid Manufacturing shall deliver to Lender the following, each in form and substance acceptable to Lender:

(i)     Updated lien searches and copies of all applicable lien releases reflecting that no liens other than Permitted Liens remain on the assets of Rapid Manufacturing; and

(ii)     Such other documents as reasonably requested by Lender, including all documents and agreements required to be delivered to Lender in connection with a Permitted Acquisition, including, without limitation, as required by Section 5.11 of this Agreement.

Article 3.
CONDITIONS PRECEDENT

Section 3.1     Conditions of Initial Advances. The making of the initial Advance, or issuance of any initial Letter of Credit hereunder, shall be subject to the prior or simultaneous fulfillment of the following conditions, each in form and substance acceptable to Lender:

(a)     Documents. Lender shall have received the following:

(i)     The Revolving Note payable to Lender and duly executed by the Borrower.

(ii)     The Guaranty duly executed by the Borrower.

(iii)    A certificate from a Responsible Officer of the Borrower to the effect that (A) all representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects); (B) none of the Credit Parties is in violation of any of the covenants contained in this Agreement and the other Loan Documents; (C) no Default or Event of Default has occurred and is continuing as of the date of this Agreement; and (D) since the fiscal quarter ending September 30, 2017, no event has occurred or condition arisen, either individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.

(iv)     Lien searches of the Borrower and each Domestic Subsidiary reflecting that no Liens exist on the personal property of such entities except Permitted Liens.

(v)     Certificates of good standing or existence with respect to the Borrower and each Guarantor, issued as of a recent date by the Secretary of State of such entity’s state of organization.

(vi)     A copy of the Articles of Incorporation or similar organizational documents of the Borrower and each Guarantor with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its incorporation as of a date not more than 45 days prior to the date hereof.

(vii)     A copy of the bylaws, operating agreement, shareholder agreement and other similar governance documents of the Borrower and each Guarantor, certified as of the date hereof by the Secretary or an Assistant Secretary of each such entity, as applicable.

(viii)    A copy of the corporate or company resolutions of the Borrower and each Guarantor duly authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified by the Secretary or an Assistant Secretary of each such entity, as applicable.

(ix)     An incumbency certificate showing the names and titles, and bearing the signatures of, the officers of the Borrower and each Guarantor, authorized to execute the Loan Documents and to request the Loans hereunder, certified by the Secretary or an Assistant Secretary of the Borrower.

(x)     The Borrower and each of the Domestic Subsidiaries have provided to the Lender the documentation and other information requested by the Lender in order to comply with requirements of the PATRIOT Act, applicable “know your customer” and anti-money laundering rules and regulations.

(xi)     An opinion of Borrower’s and Guarantors’ legal counsel in favor of and in form and substance acceptable to Lender.

(xii)    With respect to all existing direct and indirect Domestic Subsidiaries of the Borrower, each of the documents and agreements required by Section 5.11 hereof.

(b)     Compliance. The Borrower shall have performed and complied with all agreements, terms and conditions contained in this Agreement required to be performed or complied with by the Borrower prior to or simultaneously with the date hereof.

(c)     Other Matters. All corporate and legal proceedings relating to the Borrower and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in scope, form and substance to Lender and its counsel, and Lender shall have received all information and copies of all documents, including records of corporate proceedings, as Lender or its counsel may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.

(d)     Fees and Expenses. Lender shall have received all fees and other amounts due and payable by the Borrower or any Guarantor on or prior to the date hereof.

Section 3.2     Conditions Precedent to all Advances. The obligation of Lender to make any Advances hereunder (including the initial advances on the Loans) or to issue any Letter of Credit hereunder shall be subject to the fulfillment of the following conditions:

(a)     Representations and Warranties. The representations and warranties contained in Article 4 shall be true and correct in all material respects on and as of the date hereof and on the date of each Advance, with the same force and effect as if made on such date, except to the extent such representations and warranties specifically relate to an earlier date in which case such representations and warranties were true and correct in all material respects as of such date.

(b)     No Default. No Default or Event of Default shall have occurred and be continuing as of the date hereof and on the date of each Advance or will exist after giving effect to the Advance.

(c)     Notices and Requests. Lender shall have received the Borrower’s request for such advance as required under this Agreement and/or the Revolving Note.

(d)     Additional Documents. The execution and delivery to Lender of all other documents and instruments as may be required under the terms of this Agreement as a condition to such Advance or Letter of Credit, including, if applicable, all documents required by Section 5.11 hereof, or under any other Loan Documents (provided however that any such documents (including a Guaranty joinder) due with respect to by PL-US International, LLC, a Delaware limited liability company and a Domestic Subsidiary of the Borrower, shall not be required prior to any initial Advances requested under this Agreement but shall be delivered to Lender no later than December 8, 2017.

Article 4.
REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement and to make Loans and issue Letters of Credit hereunder, the Borrower represents and warrants to Lender:

Section 4.1     Organization, Standing, Etc. The Borrower and each of its Domestic Subsidiaries are entities duly organized and validly existing and in good standing under the laws of the jurisdiction of their respective organization and have all requisite corporate power and authority to carry on their respective businesses as now conducted, and to enter into the Loan Documents and to issue the Revolving Note and to perform their respective obligations under the Loan Documents. The Borrower and each of its Domestic Subsidiaries are (a) duly qualified and in good standing as a foreign corporation or other entity, as applicable, in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary and the failure to qualify would reasonably be expected to have a Material Adverse Effect, and (b) not the target of any trade or economic sanctions promulgated by the United Nations or the governments of the United States, the United Kingdom, the European Union, or any other jurisdiction in which the Borrower is located or operates (collectively, “Sanctions”).

Section 4.2     Authorization and Validity. The execution, delivery and performance by the Borrower and each of its Domestic Subsidiaries of the Loan Documents to which it is a party have been duly authorized by all necessary corporate, company or other legal action of such entity and constitute the legal, valid and binding obligations of the Borrower and/or its Domestic Subsidiaries to the extent a party thereto, enforceable in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

Section 4.3     No Conflict; No Default; No Subordination. The execution, delivery and performance by the Borrower of the Loan Documents will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower and/or its Domestic Subsidiaries, (b) violate or contravene any provisions of the Articles (or Certificate) of Incorporation, by-laws or other organizational documents of the Borrower and its Domestic Subsidiaries, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement evidencing any obligation in an amount equal to $1,000,000 or greater to which the Borrower and/or its Domestic Subsidiaries is a party or by which it or any of its properties may be bound or result in the creation of any Lien on any asset of the Borrower or any Domestic Subsidiary. Neither the Borrower nor any Domestic Subsidiary is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could constitute a Material Adverse Effect. No Default or Event of Default has occurred or is continuing. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s Obligations to any other obligation of Borrower.

Section 4.4     Government Consent. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrower or any Domestic Subsidiary to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents.

Section 4.5     Financial Statements/Disclosure/Solvency.

(a)     The Borrower’s audited, consolidated financial statements as of December 31, 2016 and its company prepared consolidated financial statements as of September 30, 2017, as heretofore furnished to Lender, have been prepared on a consistent basis (except for the absence of footnotes and subject to year-end adjustments as to interim statements) and (in the case of the audited financial statements) in accordance with GAAP and fairly present in all material respects the financial condition of the Borrower, and its respective Subsidiaries as at such dates and the results of their operations and changes in financial position for the respective periods then ended. Since September 30, 2017, no Material Adverse Effect has occurred.

(b)     No representation or warranty of Borrower or any Domestic Subsidiary contained in the Loan Documents, the financial statements referred to above or any other document, certificate or written statement furnished to Lender by or on behalf of any such Person for use in connection with the Loan Documents contains any untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.

(c)     Borrower and each of its Domestic Subsidiaries: (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of its liabilities (including contingent liabilities) and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

Section 4.6     Litigation and Contingent Liabilities. Except as described in Schedule 4.6, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any of their properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to the Borrower or such Subsidiary, would constitute a Material Adverse Effect. Except as described in Schedule 4.6, neither the Borrower nor any Subsidiary has any contingent liabilities which are material to the Borrower or its Subsidiaries as a consolidated enterprise.

Section 4.7     Compliance. The Borrower and its Subsidiaries are in material compliance with all statutes and governmental rules and regulations applicable to them, except where failure to be in such compliance could not reasonably be expected to have a Material Adverse Effect.

Section 4.8     Environmental, Health and Safety Laws. Except as described in Schedule 4.8, there does not exist any violation by the Borrower or any Subsidiary of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which will or threatens to impose a material liability on the Borrower or a Subsidiary or which would require a material expenditure by the Borrower or such Subsidiary to cure. Except as described in Schedule 4.8, neither the Borrower nor any Subsidiary has received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it, or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, the consequences of which non-compliance or remedial action could reasonably be expected to constitute a Material Adverse Effect.

Section 4.9     ERISA. Each Pension Plan complies with all material applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event, other than a Reportable Event for which the reporting requirements have been waived by regulations of the PBGC, has occurred and is continuing with respect to any Pension Plan, or to the knowledge of the Borrower, any Multiemployer Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would permit the institution of proceedings to terminate any Plan under Section 4042 of ERISA.

Section 4.10     Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry margin stock or for any other purpose which would violate any of the margin requirements of the Board of Governors of the Federal Reserve System.

Section 4.11     Ownership of Property; Liens. Each of the Borrower and its Subsidiaries, if any, has good and marketable title to its real properties and good and sufficient title to its other properties, including all properties and assets referred to as owned by the Borrower and its Subsidiaries in the financial statements of the Borrower referred to in Section 4.5 (other than property disposed of since the date of such financial statement in the ordinary course of business). None of the properties, revenues or assets of the Borrower or any of the Subsidiaries is subject to a Lien, except for (a) Liens disclosed in the financial statements referred to in Section 4.5 hereof, or (b) Liens permitted under Section 6.4. Taxes. Each of the Borrower and its Subsidiaries has filed all federal, state and local tax returns required to be filed (after giving effect to any extension) and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books and the financial statements of the Borrower and its Subsidiaries). No tax Liens have been and remain filed and, to the knowledge of the Borrower, no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Borrower in respect of taxes and other governmental charges are adequate. Trademarks, Patents. Each of the Borrower and the Subsidiaries possesses or has the right to use all of the material patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others, except for those the failure to own or not have the right to use would not reasonably be expected to have a Material Adverse Effect.

Section 4.14    Investment Company Act. Neither the Borrower nor any Domestic Subsidiary is an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.

Section 4.15     Subsidiaries. Schedule 4.15 sets forth as of the date of this Agreement a list of each direct and indirect Subsidiary of the Borrower, the number and percentage of the shares of each class of Stock owned beneficially or of record by the Borrower or any other therein, and the jurisdiction of incorporation or organization of each Subsidiary.

Section 4.16   Employee Relations. Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 4.17     Burdensome Provisions. Borrower and its Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a governmental authority will be so burdensome as to have a Material Adverse Effect. No Subsidiary is party to any agreement or instrument or otherwise subject to any consensual restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock to the Borrower or any Subsidiary or to transfer any of its assets or properties to the Borrower or any other Subsidiary in each case other than as permitted by Section 6.5 hereof.

Section 4.18     Anti-Terrorism; Anti-Money Laundering. Neither the Borrower nor any Subsidiary or, to their knowledge, any director, officer, employee or Agent of such Person (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), as amended, (ii) is in violation of (A) the Trading with the Enemy Act, as amended, (B) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (C) the PATRIOT Act (collectively, the “Anti-Terrorism Laws”), (iii) is a Sanctioned Person, (iv) has more than 10% of its assets in Sanctioned Countries, or (v) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any extension of credit hereunder will be unlawfully used directly or indirectly by Borrower or any Subsidiary to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country, or in any other manner that will result in any violation by any Person (including the Lender) of any Anti-Terrorism Laws.

Section 4.19     Disclosure. No financial statement, material report, material certificate or other material information furnished in writing by or on behalf of any Borrower or any Subsidiary thereof to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being recognized by Lender that such projections are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from projected results and such differences may be material).

Section 4.20     Insurance. The properties of the Borrower and each Subsidiary are insured with financially sound and reputable insurance companies against at least such risks and in at least such amounts (and subject to such deductibles and self-insurance retentions) as are customarily maintained by similar businesses and as may be required by Applicable Law (including, without limitation, hazard and business interruption insurance).

Article 5.
AFFIRMATIVE COVENANTS

From the date of this Agreement and thereafter until any obligation of Lender to make Advances shall have expired or been terminated, the Revolving Note, and all of the Borrower’s and any Guarantor’s other Obligations have been paid in full (other than (i) indemnification obligations which survive the termination of this Agreement or any other Loan Documents or (ii) outstanding Letters of Credit, Obligations under any outstanding Hedging Agreement or cash management arrangements with Lender, which shall have been cash collateralized or other arrangements made satisfactory to Lender), the Borrower will do, and will cause each Subsidiary to do, all of the following:

Section 5.1     Financial Statements and Reports. Furnish to Lender:

(a)     Financial Statements.

(i)     Annual Financial Statements. As soon as practicable and in any event within ninety (90) days (or, if earlier, within 15 days of the date of any required public filing thereof) after the end of each fiscal year (commencing with the fiscal year ended December 31, 2017), an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal year and audited Consolidated statements of income, stockholders’ equity and cash flows including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding fiscal year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year. Such annual financial statements shall be audited by Ernst & Young LLP or any other independent certified public accounting firm of recognized national standing selected by the Borrower and accompanied by a report and opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or any qualification as to the scope of such audit or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP.

(ii)     Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days (or, if earlier, within 15 days of the date of any required public filing thereof) after the end of the first three (3) fiscal quarters of each Fiscal Year (commencing with the fiscal quarter ended March 31, 2018), an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income and cash flows and a report containing management’s discussion and analysis of such financial statements for such fiscal quarter and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes, and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer, chief accounting officer, controller or treasurer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries on a consolidated basis for the respective periods then ended.

Documents required to be delivered pursuant to this Section 5.1(a) or Section 5.1(b) or (c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address http://phx.corporate-ir.net/phoenix.zhtml?c=248039&p=irol-irhome; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lender has access (whether a commercial, governmental or third-party website or sponsored by the Lender). Notwithstanding anything contained herein, the Borrower shall be required to directly provide Lender with paper or electronic copies of the Officer’s Compliance Certificates required by Section 5.1(b).

(b)     At each time financial statements are delivered pursuant to Section 5.1(a), a duly completed Officer’s Compliance Certificate, substantially in the form of Exhibit B hereto, signed by a Responsible Officer of the Borrower certifying, among other things, as to compliance or non-compliance with all financial covenants hereunder and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof.

(c)     Promptly, and in any event within five (5) Business Days after receipt thereof by the Borrower or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Borrower or any Subsidiary thereof.

(d)     Notice in writing promptly and in any event within five (5) Business Days (other than with respect to clause (i) below, which shall be two (2) Business Days) after a Responsible Officer of Borrower obtains knowledge thereof, of the occurrence of any of the following:

(i)     any Default or Event of Default;

(ii)     the filing or commencement of any action, suit or proceeding by or before any arbitrator or governmental authority against the Borrower or any Subsidiary thereof that would reasonably be expected to result in a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any extensions of credit by Lender;

(iii)     with respect to a Plan, (i) any failure by the Borrower to pay all required minimum contributions and installments on or before the due dates provided under Section 4300 of the Code or (ii) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard;

(iv)     the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect;

(v)     any material change in accounting policies of, or financial reporting practices by, the Borrower or any Subsidiary; and

(vi)     any other development, financial or otherwise, which would reasonably be expected to have a Material Adverse Effect.

Each notice delivered under this Section 5.1(d) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

(e)     Promptly upon the request thereof, such information and documentation required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including, without limitation, the PATRIOT Act), as from time to time reasonably requested by the Lender; and

(f)     Promptly upon the request thereof, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary thereof as the Lender may reasonably request.

Section 5.2     Financial Covenants. The Borrower and its Subsidiaries on a consolidated basis shall maintain the following financial covenants in accordance with GAAP:

(a)    Consolidated Total Leverage Ratio. As of the last day of any fiscal quarter, a Consolidated Total Leverage Ratio for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date of not greater than 2.00 to 1.00.

(b)    Minimum Consolidated EBITDA. As of the last day of any fiscal quarter, Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date of not less than $40,000,000.

Section 5.3     Corporate Existence. Subject to Section 6.1 in the instance of a Subsidiary, each of the Borrower and its Domestic Subsidiaries, as applicable, shall maintain its corporate or other legal existence in good standing under the laws of its jurisdiction of organization and its qualification to transact business in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

Section 5.4     Insurance. Maintain with financially sound and reputable insurance companies property insurance, liability insurance and environmental insurance in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as is customarily maintained by similarly situated businesses, and the Borrower will furnish to the Lender upon request full information as to the insurance carried.

Section 5.5     Payment of Taxes and Claims. File all tax returns and reports which are required by law to be filed by it (after giving effect to any extension) and pay before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including, without limitation, those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto have been set aside on the Borrower’s or such Subsidiary’s books in accordance with GAAP.

Section 5.6     Inspection. Permit any authorized representatives of Lender to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and business with its and their officers and certified public accountants, upon reasonable notice and at such reasonable times during normal business hours and as often as may be reasonably requested; provided that, so long as no Event of Default has occurred and is continuing, such visits and inspections shall be limited to once annually. Representatives of Lender will be permitted to accompany representatives of Lender during each visit, inspection and discussion referred to in the immediately preceding sentence. Without in any way limiting the foregoing, Borrower will participate and will cause its key management personnel to participate in a meeting with Lender at least once during each year, which meeting shall be held at such time and such place as may be reasonably requested by Lender.

Section 5.7     Maintenance of Properties and Licenses.

(a)     Protect and preserve all properties necessary in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner; in each case except as such action or inaction would not reasonably be expected to result in a Material Adverse Effect.

(b)     Maintain, in full force and effect in all material respects, each and every material license, permit, certification, qualification, approval or franchise issued by any governmental authority (each a “License”) required for each of them to conduct their respective businesses as presently conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.8     Books and Records. Keep adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.

Section 5.9     Compliance. Comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

Section 5.10     ERISA. Maintain each Pension Plan in compliance with all material applicable requirements of ERISA and of the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and of the Code.

Section 5.11     Additional Domestic Subsidiaries. Without limiting or modifying other provisions regarding Domestic Subsidiaries or an Investment therein, within 30 days of the formation or acquisition of or additional Investment in any entity that would become a Domestic Subsidiary, the Borrower shall (a) cause such Domestic Subsidiary to become a Guarantor hereunder by executing and delivering a joinder to the Guaranty, in form and substance acceptable to the Lender, to be accompanied by an updated organizational chart for the Borrower and its Subsidiaries substantially similar to Schedule 4.15 hereto designating such Domestic Subsidiary as such, and (b) deliver to Lender documents of the nature of those described in Section 3.1(a)(ii) through Section 3.1(a)(x) and Section 3.1(a)(xii) for such Domestic Subsidiary and as may otherwise be required by the Loan Documents.

Section 5.12     Use of Proceeds. Use the proceeds of the Revolving Loan and all other extensions of credit from the Lender for the general corporate and working capital purposes, acquisitions, capital expenditures, dividends and distributions, repurchases of the Borrower’s common stock, and other corporate purposes. The Borrower will not, nor will it permit any Subsidiary to, request or use any of the proceeds of any extensions of credit from Lender (a) to purchase or carry any “margin stock” (as defined in Regulation U but excluding any stock the purchase of which is not subject to restriction or regulation under Regulation U), or (b) (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Terrorism Laws (ii) in any Sanctioned Country, (iii) for the purpose of knowingly funding or financing any Sanctioned Person, or (iv) in any transaction that would result in the violation of any Sanctions by any Person involved or participating in the transaction, whether the Borrower, any Subsidiary or the Lender.

Section 5.13     Depository Accounts. At all times maintain the primary deposit accounts of the Borrower or any Domestic Subsidiary with the Lender.

Article 6.
NEGATIVE COVENANTS

From the date of this Agreement and thereafter until any obligation of Lender to make Advances shall have expired or been terminated, the Revolving Note, and all of the Borrower’s and any Guarantor’s other Obligations have been paid in full (other than (i) indemnification obligations which survive the termination of this Agreement or any other Loan Documents or (ii) outstanding Letters of Credit, Obligations under any outstanding Hedging Agreement or cash management arrangements with Lender, which shall have been cash collateralized or other arrangements made satisfactory to Lender), the Borrower will not, and will not permit any Subsidiary to, do any of the following:

Section 6.1     Consolidation and Merger; Asset Acquisitions; Investments. Consolidate with or merge into any Person, or permit any other Person to merge into it (provided, however, (i) any non-Credit Party may be merged with or liquidated into the Borrower or any other Subsidiary, (ii) any Credit Party may be merged with or liquidated into another Credit Party (with the Borrower or any Subsidiary being the survivor of any merger with any such Subsidiary), or (iii) the Borrower or any Subsidiary may merge or consolidate with or into any Person in connection with any Permitted Disposition or Permitted Acquisition (with the Borrower being the survivor of such merger or consolidation)), or consummate any Acquisition, except in connection with a Permitted Acquisition; nor make or permit to exist any Investment, except:

(a)     Investments in Marketable Securities;

(b)     travel advances or loans to the Borrower’s officers and employees not exceeding at any one time an aggregate of $1,000,000;

(c)     advances in the form of progress payments, prepaid rent not exceeding twelve (12) months or security deposits;

(d)     Investments constituting Permitted Acquisitions (including, without limitation, any nominal amounts invested by the Borrower or a Subsidiary thereof to capitalize a new Subsidiary formed to consummate the applicable Acquisition, together with any incidental amounts required to be paid as part of the formation process for such Subsidiary), subject however to the limitations set forth in Section 6.1(i) with respect to maximum Investments in non-Domestic Subsidiaries;

(e)     Investments existing on the date of this Agreement and (i) disclosed on the Borrower’s financial statements delivered to Lender and referred to under Section 4.5 or (ii) disclosed on Schedule 6.1 hereof;

(f)     extensions of trade credit in the ordinary course of business;

(g)     the repurchase of any Capital Stock of Borrower to the extent permitted by Section 6.6(a);

(h)     Investments in the Borrower or any Domestic Subsidiaries;

(i)     existing Investments by the Borrower or a Domestic Subsidiary in non-Domestic Subsidiaries, plus additional Investments by the Borrower or a Domestic Subsidiary in non-Domestic Subsidiaries now existing or hereafter created and made after September 30, 2017, provided that the amount of such additional Investments, together with any intercompany Indebtedness incurred pursuant to Section 6.3(d)(iv), does not exceed $50,000,000 in the aggregate;

(j)     Investments by non-Domestic Subsidiaries in other non-Domestic Subsidiaries or any other Person; and

(k)     other Investments made after September 30, 2017, provided that the aggregate amount of such other Investments does not exceed $25,000,000. In determining the amount of Investments permitted under this clause (k), loans, advances, bonds, notes, debentures and similar Investments shall be taken at the principal amount thereof then remaining unpaid, and stocks, mutual funds, partnership interests and similar Investments shall be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein) net of any cash distributions in respect thereof.

Section 6.2     Sale of Assets. Lease, sell or otherwise dispose of its property to any other Person, except the following (each a “Permitted Disposition”):

(a)     sales of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;

(b)     the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are applied with reasonable promptness to the purchase price of such replacement equipment;

(c)     sales of property (i) between Credit Parties, (ii) between non-Credit Parties, (iii) by a non-Credit Party to a Credit Party so long as such sale is on arm’s length terms, and (iv) by a Credit Party to a non-Credit Party to the extent reasonably necessary to facilitate international tax planning strategies provided that all such sales under clause (iv) occurring after September 30, 2017 shall not exceed $10,000,000 in the aggregate.

(d)     the licensing of rights to use intellectual property in the ordinary course of business or in settlement of any litigation or claims in respect of intellectual property and the leasing of real property or equipment in the ordinary course of business or as part of or incidental to the provision of transitional services to a purchaser of Property in connection with a disposition of such property permitted by this Agreement;

(e)     sales of Investments permitted by Section 6.1(a); and

(f)     any other lease, sale or other disposition of its property that, together with all other property of the Borrower and its Subsidiaries previously leased, sold or disposed of pursuant to this clause (f) during the four quarter period ending with the quarter in which such lease, sale or other disposition occurs, does not exceed five percent (5%) of consolidated total assets of the Borrower during any fiscal year, and provided further that after giving effect to any disposition of majority ownership or all or substantially all of the assets of any Subsidiary, Borrower shall be in compliance on a Pro Forma Basis with the financial covenants contained in Section 5.2 as of the last day of the most recent fiscal quarter ended prior to the consummation of such disposition for which financial statements have been delivered pursuant to Section 5.1 calculated as if such disposition, including the consideration therefor, had been consummated on such date.

Section 6.3     Indebtedness. Not incur, create, assume or permit to exist any Indebtedness of the Borrower or any Subsidiary for borrowed money, loans or similar advances, including capital leases, except:

(a)     the Obligations;

(b)     Indebtedness existing on the date of this Agreement and to the extent each such obligation is in excess of $1,000,000, listed on Schedule 6.3 and any renewal, refinancing, extension or replacement thereof (but not the increase in the aggregate principal amount thereof);

(c)     Indebtedness incurred in connection with capital leases and purchase money Indebtedness to finance the acquisition of assets used in its business, if (i) at the time of such incurrence no Default or Event of Default has occurred and is continuing or would result from such incurrence, (ii) such Indebtedness does not exceed $10,000,000 in aggregate principal amount outstanding at any time, and (iii) the Borrower shall be in compliance, on a Pro Forma Basis, with the financial covenants set forth in Section 5.2 as of the end of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.1;

(d)     unsecured intercompany Indebtedness: (i) owed by any Credit Party to another Credit Party, (ii) owed by any non-Credit Party to another non-Credit Party, (iii) owed by any Credit Party to any non-Domestic Subsidiary (provided that such indebtedness shall be subordinated to the Obligations in a manner satisfactory to the Lender), or (iv) owed by any non-Credit Party to any Credit Party (provided that such Indebtedness, together with any Investments made pursuant to Section 6.1(i), shall not exceed $50,000,000 in the aggregate);

(e)     without duplication, any Guaranty Obligations of (i) Indebtedness permitted pursuant to any other clause of this Section 6.3, and (ii) Indebtedness or any other liabilities of any non-Domestic Subsidiary provided that the consolidated principal amount of such Guaranty Obligations of the Borrower and its Domestic Subsidiaries as outstanding from time to time shall not in the aggregate exceed $5,000,000; and

(f)     other unsecured Indebtedness incurred after September 30, 2017, provided that the aggregate amount of such other Indebtedness outstanding at any time does not exceed $5,000,000.

Section 6.4     Liens. Create, incur or suffer to exist any Lien upon any property of the Borrower or any Subsidiary, whether now owned or hereafter acquired; excluding, however, from the operation of the foregoing, the following (collectively, “Permitted Liens”):

(a)     Liens in existence on the date hereof and listed in Schedule 6.4 hereto; and Liens securing any refinancing, refunding, renewal or extension of the Indebtedness or other liabilities or obligations secured by such existing Liens (provided that (i) the principal amount of such Indebtedness is not increased, and (ii) the scope of such Liens shall not be increased, or otherwise expanded, to cover any additional property or type of assets, as applicable, beyond that in existence on the date hereof, except for products and proceeds of the foregoing);

(b)     Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(c)     Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(d)     Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(e)     utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries;

(f)     Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts, securities accounts or other funds maintained with a creditor depository institution; provided that (i) such account is not a dedicated cash collateral account and is not subject to restriction against access by Borrower or a Subsidiary in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve, and (ii) such account is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution;

(g)     Liens on property acquired in any Permitted Acquisition, provided that such Liens extend only to the property so acquired and were not created in contemplation of such acquisition;

(h)     Liens granted pursuant to this Agreement;

(i)     Liens to secure the performance of bids, tenders, contracts (other than for the payment of Indebtedness), leases, statutory obligations, liability to insurance carriers, surety or appeal bonds, performance bonds or other obligations of a like nature (including Liens to secure letters of credit issued to assure payment of such obligations);

(j)     Liens securing Indebtedness permitted by Section 6.3(c);

(k)     Liens consisting of licenses or leases permitted by Section 6.2(d); and

(l)     Liens related to judgments or orders that do not constitute an Event of Default under Section 7.1(i).

Section 6.5     No Further Negative Pledges; Restrictive Agreements.

(a)     Enter into, assume or be subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (i) pursuant to this Agreement and the other Loan Documents, (ii) restrictions and conditions imposed by law, (iii) customary restrictions in connection with any Permitted Lien or in any document or instrument governing any Permitted Lien (provided that any such restriction relates only to the asset or assets subject to such Permitted Lien and the products and proceeds thereof), (iv) restrictions and conditions contained in documentation relating to a Subsidiary acquired after the date of this Agreement provided that (x) such restriction or condition existed at the time such person became a Subsidiary and was not created in contemplation of or in connection with such Person becoming a Subsidiary and (y) applies only to such Subsidiary, (v) customary restrictions contained in an agreement relating to the sale of property (to the extent such sale is permitted pursuant to Section 6.2) that limit the granting of Liens on such property (and/or, if such property consists of all or substantially all of the Capital Stock of any Subsidiary, the property of such Subsidiary) pending consummation of such sale, and (vi) customary provisions in leases, licenses and other contracts restricting or conditioning the assignment or encumbrance thereof, including, without limitation, licenses and sublicenses of patents, trademarks, copyrights and similar intellectual property rights.

(b)     Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Credit Party or any Subsidiary thereof to (i) pay dividends or make any other distributions to any Credit Party or any Subsidiary on its Capital Stock, (ii) pay any Indebtedness or other obligation owed to any Credit Party or (iii) make loans or advances to any Credit Party, except in each case for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents and (B) applicable law.

(c)     Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Credit Party or any Subsidiary thereof to (i) sell, lease or transfer any of its properties or assets to any Credit Party, or (ii) act as a Credit Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except in each case for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) applicable law, (C) any document or instrument governing Indebtedness incurred pursuant to Section 6.3(c) (provided that any such restriction contained therein relates only to the asset or assets acquired in connection therewith and the products and proceeds thereof), (D) any Permitted Lien or any document or instrument governing any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien and the products and proceeds thereof), (E) obligations that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Borrower, so long as such obligations are not entered into in contemplation of such Person becoming a Subsidiary, (F) customary restrictions contained in an agreement related to the sale of property (to the extent such sale is permitted pursuant to Section 6.2) that limit the transfer of such property (and/or, in case such property consists of all or substantially all of the Capital Stock of any Subsidiary, the property of such Subsidiary) pending the consummation of such sale, (G) customary restrictions in leases, subleases, licenses and sublicenses or asset sale agreements otherwise permitted by this Agreement so long as such restrictions relate only to the assets subject thereto, and (H) customary provisions restricting assignment of any agreement whether or not such agreement is entered into in the ordinary course of business.

Section 6.6     Restricted Payments. Declare or pay any dividend on, or make any payment or other distribution on account of, or purchase, redeem, retire or otherwise acquire (directly or indirectly), or set apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any class of Capital Stock of any Credit Party, or make any distribution of cash, property or assets to the holders of shares of any Capital Stock of any Credit Party in respect of such Capital Stock (all of the foregoing, the “Restricted Payments”) provided that:

(a)     so long as no Default or Event of Default has occurred and is continuing or would result therefrom, and (ii) the Borrower shall be in compliance, on a pro forma basis, with the financial covenants set forth in Section 5.2 as of the end of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.1, the Borrower may declare or pay cash dividends on its Capital Stock and/or make repurchases of its Capital Stock; and

(b)     Any Credit Party may pay dividends in shares of its own Capital Stock and any Domestic Subsidiary may pay cash dividends to the Borrower or any other Domestic Subsidiary;

provided further that for the avoidance of doubt, the term “Restricted Payments” shall not be deemed to include any payment or prepayment of principal, interest or other amounts due in respect of any Indebtedness convertible into shares of Capital Stock of any Credit Party or any Domestic Subsidiary thereof, which Indebtedness is permitted by Section 6.3.

Section 6.7     Changes in Fiscal Periods. Permit the fiscal year of Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

Section 6.8     Change in Nature of Business. Make any material change in the nature of the business of the Borrower or any Subsidiary, as carried on at the date hereof, other than any line of business acquired in connection with and permitted by a Permitted Acquisition.

Section 6.9     Restriction on Fundamental Changes. Directly or indirectly to: (a) change its name or jurisdiction of organization except with the consent of Lender which will not be unreasonably withheld; or (b) liquidate, wind-up or dissolve the Borrower (or suffer any liquidation or dissolution).

Section 6.10     Hedge Agreements. Enter into any Hedge Agreement, except Hedge Agreements entered into for non-speculative purposes and with the Lender.

Article 7.
EVENTS OF DEFAULT AND REMEDIES

Section 7.1     Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

(a)     Any Credit Party shall fail to make, whether by acceleration or otherwise, (a) any payment of principal of any Loan when due, or (b) any payment of interest on any of the Loans, or any fee or other amount required to be paid to Lender pursuant to the Loan Documents, within five (5) Business Days after any such interest, fee or other amount becomes due in accordance with the terms of this Agreement or any other Loan Document;

(b)     A Change in Control shall occur;

(c)     Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.;

(d)     Any Credit Party shall fail to comply with Section 5.2, Section 5.3 or Section 5.11 hereof or any Section of Article 6 hereof;

(e)     Any Credit Party or Subsidiary shall fail to comply with any agreement, covenant, condition, provision or term contained in the Loan Documents (and such failure shall not constitute an Event of Default under any of the other provisions of this Section 7.1) and such failure to comply shall continue for 30 calendar days after notice thereof to the Borrower by Lender;

(f)     Any Credit Party shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of a Credit Party or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for a Credit Party or for a substantial part of the property thereof and shall not be discharged within 30 days;

(g)     Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against a Credit Party, and, if instituted against a Credit Party, shall have been consented to or acquiesced in by a Credit Party, or shall remain undismissed for 60 days, or an order for relief shall have been entered against a Credit Part, or a Credit Party shall take any corporate action to approve institution of, or acquiescence in, such a proceeding;

(h)     Any dissolution or liquidation proceeding (other than any dissolution or liquidation permitted under Section 6.1 of this Agreement) shall be instituted by or against a Credit Party and, if instituted against a Credit Party, shall be consented to or acquiesced in by a Credit Party or shall remain for 30 days undismissed, or a Credit Party shall take any corporate action to approve institution of, or acquiescence in, such a proceeding;

(i)     A judgment, writ, warrant for attachment, executions or similar process for the payment of money in excess of the sum of (1) an amount in any individual case in excess of $1,000,000 or (2) an amount in the aggregate at any time in excess of $5,000,000 (in either case to the extent not adequately covered by insurance as to which the insurance company has acknowledged coverage) shall be rendered against a Credit Party or Subsidiary and a Credit Party or Subsidiary shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, prior to any execution on such judgments by such judgment creditor, within 30 days from the date of entry thereof, and within said period of 30 days, or such longer period during which execution of such judgment shall be stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(j)     (i) With respect to a Plan, the Borrower or an ERISA Affiliate is subject to a lien in excess of $1,000,000 pursuant to Section 430(k) of the Code or Section 302(c) of ERISA or Title IV of ERISA, or (ii) an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect; or

(k)     The maturity of any Indebtedness (excluding accounts payable) of a Credit Party or Subsidiary (other than Obligations under the Loan Documents) in excess of $5,000,000 shall be accelerated, or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting (any required notice having been given and grace period having expired) the holder of any such Indebtedness or any trustee or other Person acting on behalf of such holder to cause, such Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor.

Section 7.2     Remedies. If (a) any Event of Default described in Section 7.1(f), (g) or (h) shall occur with respect to a Credit Party or Domestic Subsidiary, the Revolving Loan Commitment shall automatically terminate and the outstanding unpaid principal balance of the Loans, the accrued interest thereon and all other obligations of the Borrower or any Subsidiary to Lender under the Loan Documents shall automatically become immediately due and payable without presentment, demand, protest or notice of any kind; or (b) any other Event of Default shall occur and be continuing, then Lender may (i) by written notice declare the Revolving Loan Commitment terminated, whereupon the Revolving Loan Commitment shall terminate, and/or (ii) by written notice declare that the outstanding unpaid principal balance of the Loans, the accrued and unpaid interest thereon and all other Obligations of the Credit Parties to Lender under the Loan Documents to be forthwith due and payable, whereupon the Loans, all accrued and unpaid interest thereon and all such Obligations shall immediately become due and payable, in each case without demand or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Revolving Note to the contrary notwithstanding. In addition, without limiting the foregoing (y) upon the occurrence of any Default, Lender may without notice or demand, immediately suspend all or any portion of Lender’s obligations to make additional Loans or issue or cause to be issued Letters of Credit under the Revolving Loan Commitment; provided that if the subject condition or event is waived by Lender or cured within any applicable grace or cure period, the Revolving Loan Commitment shall be reinstated; and (z) upon the occurrence of any Event of Default or at any time thereafter until such Event of Default is cured or waived to the written satisfaction of Lender, Lender may take any or all of the following actions: (i) exercise all rights and remedies available under any instrument, document or agreement between any Credit Party or Subsidiary and Lender; and (ii) enforce all rights and remedies under any applicable law.

Section 7.3     Offset. In addition to the remedies set forth in Section 7.2, upon and after the occurrence of an Event of Default, (a) Borrower hereby authorizes Lender, at any time and from time to time, without notice, which is hereby expressly waived by Borrower, and whether or not Lender shall have declared any credit subject hereto to be due and payable in accordance with the terms hereof, to set off against, and to appropriate and apply to the payment of, Borrower's obligations and liabilities under the Loan Documents (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by Lender to Borrower (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced), and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Lender, in its sole discretion, may elect. Lender may exercise this remedy regardless of the adequacy of any collateral for the obligations of Borrower to Lender and whether or not the Lender is otherwise fully secured. Borrower hereby grants to Lender a security interest in all deposits and accounts maintained with Lender to secure the payment of all obligations and liabilities of Borrower to Lender under the Loan Documents.

Article 8.
MISCELLANEOUS

Section 8.1     Waivers and Amendments. No failure on the part of Lender or the holder(s) of the Revolving Note to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in any other instrument, document or agreement delivered or to be delivered to Lender hereunder or in connection herewith are cumulative and not exclusive of any remedies provided by law. No notice to or demand on the Borrower not required hereunder or under the Revolving Note shall in any event entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Lender or the holder(s) of the Revolving Note to any other or further action in any circumstances without notice or demand. No amendment, modification or waiver of any provision of the Loan Documents or consent to any departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by Lender, and then such amendment, modifications, waiver or consent shall be effective only in the specific instances and for the specific purpose for which given.

Section 8.2     Indemnities. Without limiting and in addition to the terms of Section 2.5 hereof, Borrower agrees to indemnify, pay, and hold Lender and its respective officers, directors, employees, agents, and attorneys (the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses (including all reasonable and documented out-of-pocket fees and expenses of counsel to such Indemnitees) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Indemnitee as a result of such Indemnitees being a party to this Agreement or any Loan Documents or the transactions consummated pursuant thereto or any of the transactions or agreements with any Credit Party; provided that Borrower shall have no obligation to an Indemnitee hereunder with respect to liabilities to the extent resulting from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law. This subsection and other indemnification provisions contained within the Loan Documents shall survive the termination of this Agreement.

Section 8.3     Notices.

(a)     Except as otherwise provided herein, including without limitation Section 8.3(b), all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing; provided, however, that any notice, demand or request to Lender shall be deemed to have been given only when received by Lender.

(b)     Notices and other communications to Lender hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by Lender; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by Lender. Lender or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Additionally, if Lender agrees to accept a notice pursuant to Article 2, including any notice of borrowing, made by e-mail transmission, such e-mail transmission shall be binding on the Borrower whether or not written confirmation is sent by the Borrower or requested by Lender, and Lender may act prior to the receipt of any requested written confirmation, without any liability whatsoever, based upon e-mail notice believed by Lender in good faith to be from the Borrower. Lender’s records of the terms of any e-mail notice pursuant to Article 2 shall be conclusive on the Borrower in the absence of gross negligence or willful misconduct on the part of Lender in connection therewith.

Section 8.4     Successors. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Lender's prior written consent. Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Lender's rights and benefits under each of the Loan Documents; provided, however, that in the absence of any continuing Event of Default, the Borrower must consent to any assignments other than to a domestic affiliate of Lender or with respect to any participation. In connection therewith, Lender may disclose all documents and information which Lender now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any Guarantor hereunder or the business of such guarantor, if any, or any collateral required hereunder.

Section 8.5     Participations and Information. Upon ten (10) calendar days’ prior written notice to Borrower, which notice shall identify the participant, Lender may sell participation interests in any or all of the Loans to any Person. Subject to Section 8.9 hereof, Lender may furnish any information concerning the Borrower in the possession of Lender from time to time to participants and prospective participants and may furnish information in response to credit inquiries consistent with general banking practice. Lender and its loan participants, if any, are not partners or joint venturers with Borrower.

Section 8.6     Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of Lender to exercise, nor any partial exercise of, any power, right or privilege hereunder or under any other Loan Documents shall impair such power, right, or privilege or be construed to be a waiver of any Default or Event of Default. All rights and remedies existing hereunder or under any other Loan Document are cumulative to and not exclusive of any rights or remedies otherwise available.

Section 8.7     Marshaling; Payments Set Aside. Lender shall not be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that Borrower makes payment(s) or Lender enforces its Liens or Lender exercises its right of set-off, and such payment(s) or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set off had not occurred.

Section 8.8     Severability. Any provision of the Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 8.9     Treatment of Certain Information; Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document or under any Hedge Agreement, or any action or proceeding relating to this Agreement, any other Loan Document or any Hedge Agreement, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facility hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facility; (h) with the consent of the Borrower, (i) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender or any of its respective Affiliates from a third party that is not, to such Person’s knowledge, subject to confidentiality obligations to the Borrower, (k) to governmental regulatory authorities in connection with any regulatory examination of the Lender or in accordance with the Lender’s regulatory compliance policy if the Lender deems necessary for the mitigation of claims by those authorities against the Lender or any of its subsidiaries or affiliates, (l) to the extent that such information is independently developed by the Lender, or (m) for purposes of establishing a “due diligence” defense. For purposes of this Section, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof; provided that, in the case of information received from a Credit Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding any provision in this Agreement to the contrary, the obligations of the Lender under this Section 8.9 shall survive termination of this Agreement for a period of one year.

Section 8.10     Captions. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

Section 8.11     Entire Agreement; Exchanging Information. This Agreement and the Revolving Note embody the entire agreement and understanding between the Borrower and Lender with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. Without limiting the Lender’s right to share information regarding the Borrower and its Affiliates with the Lender’s participants, accountants, lawyers and other advisors, the Lender, Wells Fargo & Company, and all direct and indirect subsidiaries of Wells Fargo & Company, may exchange any and all information they may have in their possession regarding the Borrower and its Affiliates, and the Borrower waives any right of confidentiality it may have with respect to such exchange of such information.

Section 8.12     Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.13     Governing Law. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT, THE REVOLVING NOTE AND EACH OF THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

Section 8.14     Consent to Jurisdiction. SUBJECT TO THE ARBITRATION PROVISIONS OF SECTION 8.16 BELOW AS TO ALL DISPUTES AND MATTERS THAT SHALL BE SUBMITTED TO ARBITRATION, AT THE OPTION OF LENDER, THIS AGREEMENT, THE REVOLVING NOTE AND THE LOAN DOCUMENTS MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN MINNEAPOLIS OR ST. PAUL, MINNESOTA; AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, LENDER AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

Section 8.15     Waiver of Jury Trial. THE BORROWER WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (a) UNDER THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR (b) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 8.16     Arbitration.

(a)     Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit. In the event of a court ordered arbitration, the party requesting arbitration shall be responsible for timely filing the demand for arbitration and paying the appropriate filing fee within 30 days of the abatement order or the time specified by the court. Failure to timely file the demand for arbitration as ordered by the court will result in that party’s right to demand arbitration being automatically terminated.

(b)     Governing Rules. Any arbitration proceeding will (i) proceed in a location in the State selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)     No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)     Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State or a neutral retired judge of the state or federal judiciary of the State, in either case with a minimum of ten years’ experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of the State and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the corresponding rules of civil practice and procedure applicable in the State or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)     Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

(f)     Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)     Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)     Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

Section 8.17     Borrower Acknowledgements. The Borrower hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (b) Lender has no fiduciary relationship to the Borrower, the relationship being solely that of debtor and creditor, (c) no joint venture exists between the Lender and Borrower or any Subsidiary, and (d) Lender undertakes no responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the business or operations of the Borrower and the Borrower shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to, the Borrower by Lender is for the protection of Lender and neither the Borrower nor any third party is entitled to rely thereon.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed as of the date first above written.

BORROWER:

PROTO LABS, INC.

By:	/s/ John A. Way
Name:	John A. Way
Title:	Chief Financial Officer

Address:	5540 Pioneer Creek Drive
Maple Plain, MN 55359
Attention: Chief Financial Officer

LENDER

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Joshua D. Villas
Name:	Joshua D. Villas
Title:	Vice President

Address:	90 South 7th Street
18th Floor - MAC N9305-187
Minneapolis, MN 55402

Signature Page to Credit Agreement

EXHIBIT A

REVOLVING NOTE

$30,000,000.00	Minneapolis, Minnesota
November ___, 2017

FOR VALUE RECEIVED, the undersigned PROTO LABS, INC., a Minnesota corporation (“Borrower”) promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) at its office at 90 South 7th Street, 18th Floor MAC N9305-187, Minneapolis, MN 55402, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of THIRTY Million and 00/100 Dollars ($30,000,000.00), or so much thereof as may be advanced and be outstanding pursuant to the terms of the Credit Agreement, as defined herein, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

(a)     “Daily One Month LIBOR” means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a one (1) month period.

(b)     “LIBOR” means (i) for the purpose of calculating effective rates of interest for loans making reference to LIBOR Periods, the rate of interest per annum determined by Bank based on the rate for United States dollar deposits for delivery on the first day of each LIBOR Period for a period approximately equal to such LIBOR Period as published by the ICE Benchmark Administration Limited, a United Kingdom company, at approximately 11:00 a.m., London time, two London Business Days prior to the first day of such LIBOR Period (or if not so published, then as determined by Bank from another recognized source or interbank quotation), or (ii) for the purpose of calculating effective rates of interest for loans making reference to Daily One Month LIBOR, the rate of interest per annum determined by Bank based on the rate for United States dollar deposits for delivery of funds for one (1) month as published by the ICE Benchmark Administration Limited, a United Kingdom company, at approximately 11:00 a.m., London time, or, for any day not a London Business Day, the immediately preceding London Business Day (or if not so published, then as determined by Bank from another recognized source or interbank quotation); provided, however, that if LIBOR determined as provided above would be less than zero percent (0.0%), then LIBOR shall be deemed to be zero percent (0.0%).

(c)     “LIBOR Period” means a period commencing on a New York Business Day and continuing for either one, three or six months, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that (i) no LIBOR Period may be selected for a principal amount less than One Hundred Thousand & 00/1000 Dollars ($100,000.00), (ii) if the day after the end of any LIBOR Period is not a New York Business Day (so that a new LIBOR Period could not be selected by Borrower to start on such day), then such LIBOR Period shall continue up to, but shall not include, the next New York Business Day after the end of such LIBOR Period, unless the result of such extension would be to cause any immediately following LIBOR Period to begin in the next calendar month in which event the LIBOR Period shall continue up to, but shall not include, the New York Business Day immediately preceding the last day of such LIBOR Period, and (iii) no LIBOR Period shall extend beyond the scheduled maturity date hereof.

(d)     “London Business Day” means any day that is a day for trading by and between banks in dollar deposits in the London interbank market.

(e)     “New York Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in New York are authorized or required by law to close.

(f)     “State Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in the jurisdiction described in “Governing Law” herein are authorized or required by law to close.

INTEREST:

(a)     Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either (i) at a fluctuating rate per annum determined by Bank to be one percent (1%) above Daily One Month LIBOR in effect from time to time, or (ii) at a fixed rate per annum determined by Bank to be one percent (1%) above LIBOR in effect on the first day of the applicable LIBOR Period. Bank is hereby authorized to note the date, principal amount and interest rate applicable thereto and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

(b)     Selection of Interest Rate Options. Subject to the provisions herein regarding LIBOR Periods and the prior notice required for the selection of a LIBOR interest rate, (i) at any time any portion of this Note bears interest determined in relation to LIBOR for a LIBOR Period, it may be continued by Borrower at the end of the LIBOR Period applicable thereto so that all or a portion thereof bears interest determined in relation to Daily One Month LIBOR or to LIBOR for a new LIBOR Period designated by Borrower, (ii) at any time any portion of this Note bears interest determined in relation to Daily One Month LIBOR, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a LIBOR Period designated by Borrower, and (iii) at the time an advance is made hereunder, Borrower may choose to have all or a portion thereof bear interest determined in relation to Daily One Month LIBOR or to LIBOR for a LIBOR Period designated by Borrower.

To select an interest rate option hereunder determined in relation to LIBOR for a LIBOR Period, Borrower shall give Bank notice thereof that is received by Bank prior to 11:00 a.m. in the jurisdiction described in “Governing Law” herein on a State Business Day at least two State Business Days prior to the first day of the LIBOR Period, or at a later time during such State Business Day if Bank, at its sole discretion, accepts Borrower’s notice and quotes a fixed rate to Borrower. Such notice shall specify: (A) the interest rate option selected by Borrower, (B) the principal amount subject thereto, and (C) for each LIBOR selection, the length of the applicable LIBOR Period. If Bank has not received such notice in accordance with the foregoing before an advance is made hereunder or before the end of any LIBOR Period, Borrower shall be deemed to have made a Daily One Month LIBOR interest selection for such advance or the principal amount to which such LIBOR Period applied. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as it is given in accordance with the foregoing and, with respect to each LIBOR selection, if requested by Bank, Borrower provides to Bank written confirmation thereof not later than three State Business Days after such notice is given. Borrower shall reimburse Bank immediately upon demand for any loss or expense (including any loss or expense incurred by reason of the liquidation or redeployment of funds obtained to fund or maintain a LIBOR borrowing) incurred by Bank as a result of the failure of Borrower to accept or complete a LIBOR borrowing hereunder after making a request therefor. Any reasonable determination of such amounts by Bank shall be conclusive and binding upon Borrower. Should more than one person or entity sign this Note as a Borrower, any notice required above may be given by any one Borrower acting alone, which notice shall be binding on all other Borrowers.

(c)     Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) costs, expenses and liabilities arising from or in connection with reserve percentages prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

(d)     Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, or upon the occurrence and during the continuance of an Event of Default, then at the option of Bank, in its sole and absolute discretion, the outstanding principal balance of this Note shall bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to two percent (2%) above the rate of interest from time to time applicable to this Note.

BORROWING AND REPAYMENT:

(a)     Borrowing and Repayment of Principal. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on November 30, 2019.

(b)     Payment of Interest. Interest accrued on this Note shall be payable on the first (1st) day of each month, commencing December 1, 2017 and on the maturity date set forth above.

(c)     Advances. Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of (i) the President and Chief Executive Officer, Chief Financial Officer or Controller of the Borrower, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any other officer or employee of the Borrower to which any officer specified in clause (i) hereof has in writing or electronically delegated such authority to obtain advances, including in connection with the utilization of the Bank’s electronic banking system. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.

(d)     Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to Daily One Month LIBOR, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest LIBOR Period first.

PREPAYMENT:

(a)     Daily One Month LIBOR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Daily One Month LIBOR rate at any time, in any amount and without penalty.

(b)     LIBOR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of One Hundred Thousand & 00/100 Dollars ($100,000.00); provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the LIBOR Period applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such LIBOR Period matures, which Bank shall calculate as follows for each such month, providing such calculation to Borrower to review:

(i)     Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the LIBOR Period applicable thereto.

(ii)     Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such LIBOR Period at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(iii)     If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum one percent (1%) above the Daily One Month LIBOR rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).

(c)     Application of Prepayments. If principal under this Note is payable in more than one installment, then any prepayments of principal shall be applied to the most remote principal installment or installments then unpaid.

EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of that certain Credit Agreement between Borrower and Bank of even date herewith, as amended from time to time (the “Credit Agreement”). Any Event of Default under the Credit Agreement shall constitute an “Event of Default” under this Note.

MISCELLANEOUS:

(a)     Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder’s option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the holder’s in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note whether or not suit is brought, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

(b)     Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

(c)     Governing Law. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

PROTO LABS, INC.

By:
Name:
Title:

[Signature page to $30,000,000 Revolving Note payable to the order of

Wells Fargo Bank, National Association]

EXHIBIT B

Compliance Certificate

To:	Joshua D Villas
Wells Fargo Bank, National Association, as Lender (“Lender”)

Date:	__________________, 20___

Subject:	__________________, 20___ Financial Statements

In accordance with our Credit Agreement dated as of November 27, 2017 (as heretofore and hereafter amended, the “Credit Agreement”), Proto Labs, Inc. (the “Borrower”) has delivered to Lender the financial statements of Borrower and its Subsidiaries as of and for ________________, 20____ (the “Reporting Date”) and the year-to-date period then ended (the “Current Financials”), which are required to be delivered pursuant to [Section 5.1(a)(i)] OR [Section 5.1(a)(ii)] of the Credit Agreement. All terms used in this certificate have the meanings given in the Credit Agreement.

I certify that the Current Financials have been prepared in accordance with GAAP, applied on a basis consistent with the accounting practices reflected in the annual financial statements of Borrower referred to in [Section 5.1(a)(i)] OR [Section 5.1(a)(ii)] of the Credit Agreement subject to year-end audit adjustments and absence of footnotes, and present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of the date thereof.

Events of Default. (Check one):

☐     The undersigned does not have knowledge of the occurrence of a Default or Event of Default under the Credit Agreement except as previously reported in writing to the Lender.

☐     The undersigned has knowledge of the occurrence of a Default or Event of Default under the Credit Agreement not previously reported in writing to the Lender and attached hereto is a statement of the facts with respect to thereto.

Financial Covenants. I further hereby certify as follows:

1.

Consolidated Total Leverage Ratio. Pursuant to Section 5.2(a) of the Credit Agreement, as of the last day of the Reporting Date, the Consolidated Total Leverage Ratio of the Borrower and its Subsidiaries for the period of four (4) consecutive fiscal quarters ending on such date was _____ to 1.00, which ☐ satisfies ☐ does not satisfy the requirement that such ratio be not more than 2.00 to 1.00.

2.

Minimum Consolidated EBITDA. Pursuant to Section 5.2(b) of the Credit Agreement, as of the last day of the Reporting Date, Consolidated EBITDA of the Borrower and its Subsidiaries for the period of four (4) consecutive fiscal quarters ending on such date was $_______________, which ☐ satisfies ☐ does not satisfy the requirement that Consolidated EBITDA be at least $40,000,000.

Attached hereto are all relevant facts in reasonable detail to evidence, and the computations of the financial covenants referred to above. These computations were made in accordance with GAAP.

PROTO LABS, INC.

By:
[____________]
Its: [____________]

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